Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE REPORTS SECOND-QUARTER 2012 NET INCOME OF

$5.0 BILLION, OR $1.21 PER SHARE, ON REVENUE1 OF $22.9 BILLION

RESULTS INCLUDE CIO TRADING LOSSES

SUPPORTED CONSUMERS, BUSINESSES AND COMMUNITIES

•	Our client-driven businesses all had solid performance this quarter; continued improvement in consumer credit; lower volume in capital markets[2]

¡	Investment Bank maintained #1 ranking for Global Investment Banking Fees

¡	Consumer & Business Banking average deposits up 8%; Business Banking loan originations up 14%

¡	Mortgage Banking originations up 29%

¡	Credit Card sales volume[3] up 12%

¡	Commercial Banking reported eighth consecutive quarter of loan growth, up 16%

¡	Treasury & Securities Services reported assets under custody of $18 trillion, up 4%

¡	Asset Management reported thirteenth consecutive quarter of positive net long-term product flows

•

First-half 2012 net income of $9.9 billion, EPS of $2.41 and revenue of $49.6 billion not impacted by first-quarter 2012 restatement; second-quarter 2012 balance sheet and capital ratios also not impacted[4]

•	Second-quarter results included the following significant items:

¡	$4.4 billion pretax loss ($0.69 per share after-tax reduction in earnings) from CIO trading losses and $1.0 billion pretax benefit ($0.16 per share after-tax increase in earnings) from securities gains in CIO’s investment securities portfolio in Corporate

¡	$2.1 billion pretax benefit ($0.33 per share after-tax increase in earnings) from reduced loan loss reserves, mostly mortgage and credit card

¡	$0.8 billion pretax gain ($0.12 per share after-tax increase in earnings) from debit valuation adjustments (“DVA”) in the Investment Bank

¡	$0.5 billion pretax gain ($0.09 per share after-tax increase in earnings) reflecting expected full recovery on a Bear Stearns-related first-loss note in Corporate[5]

Investor Contact: Sarah Youngwood (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

[1]	For notes on non-GAAP measures, including managed basis reporting, see page 14.
[2]	Comparisons below are versus prior year.
[3]	For additional notes on financial measures, see pages 14 and 15.
[4]	On July 13, 2012, JPMorgan Chase & Co reported that it will be restating its previously-filed interim financial statements for the first quarter 2012. See note 3 on page 15.
[5]

The Firm holds a $1.15 billion first-loss note issued by Maiden Lane LLC, which was established by the Federal Reserve to purchase certain assets from Bear Stearns in March 2008. The Federal Reserve’s senior note has been completely paid. The Firm received partial repayment in 2Q12 and now expects to recover the full value of its first-loss note.

JPMorgan Chase & Co.

News Release

•	Substantial progress achieved in CIO

¡	Significantly reduced total synthetic credit risk in CIO

¡	Substantially all remaining synthetic credit positions transferred to the Investment Bank

-	Investment Bank has the expertise, capacity, trading platforms and market franchise to manage these positions

¡	CIO synthetic credit group closed down

¡	Conducting extensive review of CIO trading losses; CIO management completely overhauled; governance standards enhanced; believe events isolated to CIO

•	Fortress balance sheet remains strong

¡	Basel I Tier 1 common[1] of $130 billion, or 10.3%

¡	Estimated Basel III Tier 1 common[1] of 7.9%, after the impact of final Basel 2.5 rules and the Federal Reserve’s recent Notice of Proposed Rulemaking

¡	Strong loan loss reserves of $24 billion; Global Liquidity Reserve of $414 billion

•	JPMorgan Chase supported consumers, businesses and our communities

¡	Provided $130 billion of credit[3] to consumers in the first six months of 2012

-	Issued new credit cards to 3.3 million people

-	Originated over 425,000 mortgages

¡	Provided nearly $10 billion of credit to U.S. small businesses in the first six months, up 35% compared with prior year

¡	Provided $260 billion of credit[3] to corporations in the first six months

¡	Raised over $460 billion of capital for clients in the first six months

¡	Nearly $29 billion of capital raised for and credit[3] provided to more than 900 nonprofit and government entities in the first six months, including states, municipalities, hospitals and universities

¡	Hired more than 4,000 U.S. veterans since the beginning of 2011

New York, July 13, 2012 — JPMorgan Chase & Co. (NYSE: JPM) today reported second-quarter 2012 net income of $5.0 billion, compared with net income of $5.4 billion in the second quarter of 2011. Earnings per share were $1.21, compared with $1.27 in the second quarter of 2011. The Firm’s return on tangible common equity1 for the second quarter of 2012 was 15%, compared with 17% in the prior year.

Jamie Dimon, Chairman and Chief Executive Officer, commented on financial results: “Importantly, all of our client-driven businesses had solid performance. However, there were several significant items that affected the quarter’s results – some positively; some negatively. These included $4.4 billion of losses on CIO’s synthetic credit portfolio, $1.0 billion of securities gains in CIO and a $545 million gain on a Bear Stearns-related first-loss note, for which the Firm now expects full recovery. The Firm’s results also included $755 million of DVA gains, reflecting adjustments for the widening of the Firm’s credit spreads which, as we have consistently said, do not reflect the underlying operations of the Firm. The Firm also reduced loan loss reserves by $2.1 billion, mostly for the mortgage and credit card portfolios. These reductions in reserves are based on the same methodologies we have used in the past – the good news is that these reductions reflected meaningful improvements in delinquencies and estimated losses in these portfolios. We continue to maintain strong reserves.”

JPMorgan Chase & Co.

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Dimon continued: “Since the end of the first quarter, we have significantly reduced the total synthetic credit risk in CIO – whether measured by notional amounts, stress testing or other statistical methods. The reduction in risk has brought the portfolio to a scale that allowed us to transfer substantially all remaining synthetic credit positions to the Investment Bank*. The Investment Bank has the expertise, capacity, trading platforms and market franchise to effectively manage these positions and maximize economic value going forward. As a result of the transfer, the Investment Bank’s Value-at-Risk and Risk Weighted Assets will increase, but we believe they will come down over time. Importantly, we have put most of this problem behind us and we can now focus our full energy on what we do best – serving our clients and communities around the world.”

Commenting further on CIO, Dimon said: “CIO will no longer trade a synthetic credit portfolio and will focus on its core mandate of conservatively investing excess deposits to earn a fair return. CIO’s $323 billion available-for-sale portfolio had $7.9 billion of net unrealized gains at the end of the quarter. This portfolio has an average rating of AA+, has a current yield of approximately 2.6%, and is positioned to help to protect the Firm against rapidly rising interest rates. In addition to CIO, we have $175 billion in cash and deposits, primarily invested at central banks.”

“The Firm has been conducting an extensive review of what happened in CIO and we will be sharing our observations today. We have already completely overhauled CIO management and enhanced the governance standards within CIO. We believe these events to be isolated to CIO, but have taken the opportunity to apply lessons learned across the Firm. The Board of Directors is independently overseeing and guiding the Company’s review, including any additional corrective actions. While our review continues, it is important to note that no client was impacted.”

Commenting on the balance sheet, Dimon said: “Our fortress balance sheet remained strong, ending the second quarter with a strong Basel I Tier 1 common ratio of 10.3%. We estimate that our Basel III Tier 1 common ratio was approximately 7.9% at the end of the second quarter, after the effect of the final Basel 2.5 rules and the Federal Reserve’s recent Notice of Proposed Rulemaking.”

Dimon concluded: “Through the depth of the financial crisis and through recent events, we have never stopped fulfilling our mission: to serve clients – consumers and companies – and communities around the globe. During the first half of 2012, we provided $130 billion of credit to consumers. Over the same period we provided nearly $10 billion of credit to small businesses, the engine of growth for our economy, up 35% compared with the same period last year. For America’s largest companies, we raised or lent over $720 billion of capital in the first six months to help them build and expand around the world. Even in this difficult economy, we have added thousands of new employees across the country – over 62,000 since January 2008. In 2011, we founded the “100,000 Jobs Mission” – a partnership with 54 other companies to hire 100,000 U.S. veterans by the year 2020. We have hired more than 4,000 veterans since the beginning of 2011, in addition to the thousands of veterans who already worked at our Firm. I am proud of JPMorgan Chase and what all of our employees do every day to serve our clients and communities in a first-class way.”

In the discussion below of the business segments and of JPMorgan Chase as a Firm, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 14. The following discussion compares the second quarters of 2012 and 2011 unless otherwise noted.

*	For now, CIO will retain a portfolio of approximately $11 billion notional amount of mark-to-market positions as an economic hedge for certain credit exposures of the investment securities portfolio and tail risk for the portfolio. This long protection (i.e., short credit) is simple, transparent and easy to explain and will likely be reduced over time.

JPMorgan Chase & Co.

News Release

INVESTMENT BANK (IB)

Results for IB				1Q12		2Q11
($ millions)	2Q12	1Q12	2Q11	$ O/(U)	O/(U) %	$ O(U)	O/(U) %
Net Revenue	$6,766	$7,321	$7,314	($555)	(8)%	($548)	(7)%
Provision for Credit Losses	21	(5)	(183)	26	NM	204	NM
Noninterest Expense	3,802	4,738	4,332	(936)	(20)	(530)	(12)
Net Income	$1,913	$1,682	$2,057	$231	14%	($144)	(7)%

Discussion of Results:

Net income was $1.9 billion, down 7% from the prior year. These results reflected lower net revenue and a provision for credit losses compared with a benefit in the prior year, largely offset by lower noninterest expense.

Net revenue was $6.8 billion, compared with $7.3 billion in the prior year. Investment banking fees were $1.2 billion (down 35%), which consists of debt underwriting fees of $639 million (down 26%), equity underwriting fees of $250 million (down 45%), and advisory fees of $356 million (down 41%). Combined Fixed Income and Equity Markets revenue was $5.0 billion, down 10% from the prior year. Credit Portfolio reported revenue of $544 million.

Net revenue included a $755 million gain from DVA on certain structured and derivative liabilities resulting from the widening of the Firm’s credit spreads; this gain was composed of $241 million in Fixed Income Markets, $200 million in Equity Markets and $314 million in Credit Portfolio. Excluding the impact of DVA, net revenue was $6.0 billion and net income was $1.4 billion.

Excluding the impact of DVA, Fixed Income and Equity Markets combined revenue was $4.5 billion, down 15% from the prior year, primarily reflecting the impact of weaker market conditions, with solid client revenue. Excluding the impact of DVA, Credit Portfolio net revenue was $230 million, driven by net interest income on retained loans and fees on lending-related commitments.

The provision for credit losses was $21 million, compared with a benefit in the prior year of $183 million. The ratio of the allowance for loan losses to end-of-period loans retained was 1.97%, compared with 2.10% in the prior year. Excluding the impact of consolidation of Firm-administered multi-seller conduits effective on January 1, 2010, the ratio of the allowance for loan losses to end-of-period loans retained was 3.19%1, compared with 3.34%1 in the prior year.

Noninterest expense was $3.8 billion, down 12% from the prior year, driven by lower compensation expense. The ratio of compensation to net revenue was 33%, excluding DVA.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted, and all rankings are according to Dealogic)

•	Ranked #1 in Global Investment Banking Fees for the six months ended June 30, 2012.

•

Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Long-Term Debt; #1 in Global Syndicated Loans; #2 in Global Announced M&A; and #3 in Global Equity and Equity-related, based on year to date volume, for the six months ended June 30, 2012.

•	Return on equity was 19% on $40.0 billion of average allocated capital (15% excluding DVA).

JPMorgan Chase & Co.

News Release

•

End-of-period total loans were $74.4 billion, up 25% from the prior year and 2% from the prior quarter. Nonaccrual loans of $815 million were down 52% from the prior year and 7% from the prior quarter.

RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				1Q12		2Q11
($ millions)	2Q12	1Q12	2Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$7,935	$7,649	$7,142	$286	4%	$ 793	11%
Provision for Credit Losses	(555)	(96)	994	(459)	(478)	(1,549)	NM
Noninterest Expense	4,726	5,009	5,271	(283)	(6)	(545)	(10)
Net Income	$2,267	$1,753	$ 383	$514	29%	$1,884	492%

Discussion of Results:

Net income was $2.3 billion, compared with $383 million in the prior year.

Net revenue was $7.9 billion, an increase of $793 million, or 11%, compared with the prior year. Net interest income was $3.9 billion, down $126 million, or 3%, driven by the impact of lower deposit spreads and lower loan balances due to portfolio runoff, largely offset by higher deposit balances. Noninterest revenue was $4.0 billion, an increase of $919 million, or 30%, driven by higher mortgage fees and related income, partially offset by lower debit card revenue.

The provision for credit losses was a benefit of $555 million compared with a provision expense of $994 million in the prior year and a benefit of $96 million in the prior quarter. The current-quarter provision reflected a $1.4 billion reduction in the allowance for loan losses due to lower estimated losses as mortgage delinquency trends continued to improve, and to a lesser extent, a refinement of our incremental loss estimates with respect to certain borrower assistance programs. The prior-year provision for credit losses reflected higher net charge-offs; the prior-quarter provision reflected a $1.0 billion reduction of the allowance for loan losses.

Noninterest expense was $4.7 billion, a decrease of $545 million, or 10%, from the prior year.

Consumer & Business Banking reported net income of $946 million, a decrease of $152 million, or 14%, compared with the prior year.

Net revenue was $4.3 billion, down 6% from the prior year. Net interest income was $2.7 billion, down 1% compared with the prior year, driven by the impact of lower deposit spreads, predominantly offset by higher deposit balances. Noninterest revenue was $1.6 billion, a decrease of 13%, driven by lower debit card revenue, reflecting the impact of the Durbin Amendment.

The provision for credit losses was a benefit of $2 million, compared with a provision expense of $42 million in the prior year. The current-quarter provision reflected a $100 million reduction in the allowance for loan losses due to lower estimated losses as delinquency trends continued to improve. Net charge-offs were $98 million (2.20% net charge-off rate), compared with $117 million (2.74% net charge-off rate) in the prior year.

Noninterest expense was $2.7 billion, up 1% from the prior year, including the benefit of certain adjustments in the current quarter.

JPMorgan Chase & Co.

News Release

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted and banking portal ranking per compete.com)

•	Average total deposits were $389.5 billion, up 8% from the prior year and 2% from the prior quarter, with growth rates among the best in the industry.

•	Deposit margin was 2.62%, compared with 2.83% in the prior year and 2.68% in the prior quarter.

•	Checking accounts totaled 27.4 million, up 4% from the prior year and 1% from the prior quarter.

•

Number of branches was 5,563, an increase of 223 from the prior year and 22 from the prior quarter. Chase Private Client locations were 738, an increase of 722 from the prior year and 372 from the prior quarter.

•

End-of-period Business Banking loans were $18.2 billion, up 6% from the prior year and 2% from the prior quarter; originations were $1.8 billion, up 14% from the prior year and 16% from the prior quarter; Chase continues to be the #1 SBA lender (in units).

•	Branch sales of credit cards were down 19% from the prior year and up 11% from the prior quarter.

•	Branch sales of investment products were down 3% compared with the prior year and 6% from the prior quarter.

•	Client investment assets, excluding deposits, were $147.6 billion, up 5% from the prior year and relatively flat from the prior quarter.

•

Number of active mobile customers was 9.1 million, an increase of 38% compared with the prior year and 6% compared with the prior quarter; QuickDeposit active customers grew over 2.5 times compared with the prior year and QuickPay active customers tripled compared with the prior year.

•	Number of active online customers was 17.9 million, an increase of 5% compared with the prior year and flat to the prior quarter; Chase.com is the #1 most visited banking portal in the U.S.

Mortgage Production and Servicing reported net income of $604 million, compared with a net loss of $649 million in the prior year.

Mortgage production reported pretax income of $931 million, an increase of $645 million from the prior year. Mortgage production-related revenue, excluding repurchase losses, was $1.6 billion, an increase of $595 million, or 62%, from the prior year, reflecting wider margins, driven by market conditions and mix, and higher volumes, due to a favorable refinancing environment, including the impact of the Home Affordable Refinance Programs (“HARP”). Production expense was $620 million, an increase of $163 million, or 36%, reflecting higher volumes. Repurchase losses were $10 million, compared with $223 million in the prior year and $302 million in the prior quarter. The current quarter reflected a $216 million reduction in the repurchase liability and lower realized repurchase losses when compared to prior quarter.

Mortgage servicing reported pretax income of $65 million, compared with a pretax loss of $1.1 billion in the prior year. Mortgage servicing revenue, including mortgage servicing rights (“MSR”) amortization, was $785 million, an increase of $223 million, or 40%, from the prior year. This increase reflected reduced amortization as a result of a lower MSR asset value. Servicing expense was $953 million, a decrease of $775 million, or 45%, from the prior year. The prior-year servicing expense included approximately $1.0 billion of incremental expense related to foreclosure-related matters. MSR risk management income was $233 million, compared with $25 million in the prior year.

JPMorgan Chase & Co.

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Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•

Mortgage loan originations were $43.9 billion, up 29% from the prior year and 14% compared with the prior quarter; Retail channel originations (branch and direct to consumer) were a record of $26.1 billion, up 26% from the prior year and 12% compared with the prior quarter.

•	Mortgage loan application volumes were $66.9 billion, up 37% from the prior year and 12% from the prior quarter, primarily reflecting refinancing activity.

•	Total third-party mortgage loans serviced was $860.0 billion, down 9% from the prior year and 3% from the prior quarter.

Real Estate Portfolios reported net income of $717 million, compared with a net loss of $66 million in the prior year. The increase was driven by a benefit from the provision for credit losses, reflecting continued improvement in credit trends.

Net revenue was $1.0 billion, down by $177 million, or 15%, from the prior year. The decrease was driven by a decline in net interest income, resulting from lower loan balances due to portfolio runoff.

The provision for credit losses reflected a benefit of $554 million, compared with provision expense of $954 million in the prior year. The current-quarter provision benefit reflected lower charge-offs as compared with the prior year and a $1.25 billion reduction in the allowance for loan losses due to lower estimated losses as delinquency trends continued to improve, and to a lesser extent, a refinement of our incremental loss estimates with respect to certain borrower assistance programs. Home equity net charge-offs were $466 million (2.53% net charge-off rate1), compared with $592 million (2.83% net charge-off rate1) in the prior year. Subprime mortgage net charge-offs were $112 million (4.94% net charge-off rate1), compared with $156 million (5.85% net charge-off rate1). Prime mortgage, including option ARMs, net charge-offs were $114 million (1.08% net charge-off rate1), compared with $198 million (1.67% net charge-off rate1).

Nonaccrual loans were $6.7 billion, compared with $6.9 billion in the prior year and $7.0 billion in the prior quarter. Based upon regulatory guidance issued in the first quarter of 2012, the Firm began reporting performing junior liens that are subordinate to nonaccrual senior liens as nonaccrual loans. Prior year has not been restated for this reporting change. Such junior liens were $1.5 billion in the current quarter and $1.6 billion in the prior quarter.

Noninterest expense was $412 million, up by $41 million, or 11%, from the prior year due to an increase in servicing costs.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted. Average loans include PCI loans)

•	Average home equity loans were $96.1 billion, down by $11.6 billion.

•	Average mortgage loans were $92.9 billion, down by $11.5 billion.

•	Allowance for loan losses was $12.2 billion, compared with $14.7 billion in the prior year.

•	Allowance for loan losses to ending loans retained, excluding PCI loans was 5.20%, compared with 6.90% in the prior year.

JPMorgan Chase & Co.

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CARD SERVICES & AUTO (Card)

Results for Card				1Q12		2Q11
($ millions)	2Q12	1Q12	2Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$4,525	$4,714	$4,761	($189)	(4)%	($236)	(5)%
Provision for Credit Losses	734	738	944	(4)	(1)	(210)	(22)
Noninterest Expense	2,096	2,029	1,988	67	3	108	5
Net Income	$1,030	$1,183	$1,110	($153)	(13)%	($80)	(7)%

Discussion of Results:

Net income was $1.0 billion, a decrease of $80 million, or 7%, compared with the prior year. The decrease was driven by a lower reduction in the allowance for loan losses compared with the prior year.

Net revenue was $4.5 billion, a decrease of $236 million, or 5%, from the prior year. Net interest income was $3.3 billion, down $176 million, or 5%, from the prior year. The decrease was driven by narrower loan spreads, partially offset by lower revenue reversals associated with lower net charge-offs. Noninterest revenue was $1.2 billion, a decrease of $60 million, or 5%, from the prior year. The decrease was driven by higher amortization of direct loan origination costs, partially offset by higher net interchange income.

The provision for credit losses was $734 million, compared with $944 million in the prior year and $738 million in the prior quarter. The current-quarter provision reflected lower net charge-offs and a $751 million reduction in the allowance for loan losses due to lower estimated losses. The prior-year provision included a $1.0 billion reduction in the allowance for loan losses. The Credit Card net charge-off rate1 was 4.32%, down from 5.81% in the prior year and 4.37% in the prior quarter; and the 30+ day delinquency rate1 was 2.13%, down from 2.98% in the prior year and 2.55% in the prior quarter. The net charge-off rate for the quarter would have been 4.03%1 absent a policy change on restructured loans that do not comply with their modified payment terms. These loans will now charge-off when they are 120 days past due rather than 180 days past due. This change resulted in a one-time acceleration of $91 million in net charge-offs in the current quarter only, and a permanent reduction in the 30+ day delinquency rate which is 0.10% for the current quarter. The one-time acceleration of net charge-offs is offset by a reduction in the allowance for loan losses. The Auto net charge-off rate was 0.17%, up from 0.16% in the prior year and down from 0.28% in the prior quarter.

Noninterest expense was $2.1 billion, an increase of $108 million, or 5%, from the prior year, due to additional expense related to a non-core product that is being exited.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Return on equity was 25% on $16.5 billion of average allocated capital.

•	Credit Card average loans were $125.2 billion, flat compared with prior year and down 2% from the prior quarter.

•	#1 credit card issuer in the U.S. based on outstandings[2]; #1 Global Visa issuer based on consumer and business credit card sales volume[2].

•

Credit Card sales volume[2] was $96.0 billion, up 12% compared with the prior year and 10% compared with the prior quarter; Card Services general purpose credit card sales volume growth has outperformed the industry since 1Q08[2].

•	Credit Card new accounts of 1.6 million were opened; Credit Card open accounts of 63.7 million.

JPMorgan Chase & Co.

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•	Card Services net revenue as a percentage of average loans was 11.91%, compared with 12.60% in the prior year and 12.22% in the prior quarter.

•

Merchant processing volume was $160.2 billion, up 17% from the prior year and 5% from the prior quarter; total transactions processed were 7.1 billion, up 20% from the prior year and 4% from the prior quarter.

•	Average auto loans were $48.3 billion, up 3% from the prior year and 1% from the prior quarter.

•	Auto originations were $5.8 billion, up 7% from the prior year and flat to the prior quarter.

COMMERCIAL BANKING (CB)

Results for CB				1Q12		2Q11
($ millions)	2Q12	1Q12	2Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,691	$1,657	$1,627	$34	2%	$64	4%
Provision for Credit Losses	(17)	77	54	(94)	NM	(71)	NM
Noninterest Expense	591	598	563	(7)	(1)	28	5
Net Income	$ 673	$ 591	$ 607	$82	14%	$66	11%

Discussion of Results:

Net income was $673 million, an increase of $66 million, or 11%, from the prior year. The improvement was driven by a benefit from the provision for credit losses and an increase in net revenue, partially offset by higher expense.

Record net revenue was $1.7 billion, an increase of $64 million, or 4%, from the prior year. Net interest income was $1.1 billion, up by $100 million, or 10%, driven by growth in liability and loan balances, partially offset by spread compression on loan and liability products. Noninterest revenue was $562 million, down by $36 million, or 6%, compared with the prior year, driven by lower investment banking revenue and deposit- and lending-related fees.

Revenue from Middle Market Banking was $833 million, an increase of $44 million, or 6%, from the prior year. Revenue from Commercial Term Lending was $291 million, an increase of $5 million, or 2%, compared with the prior year. Revenue from Corporate Client Banking was $343 million, an increase of $4 million, or 1%, from the prior year. Revenue from Real Estate Banking was $114 million, an increase of $5 million, or 5%, from the prior year.

The provision for credit losses was a benefit of $17 million, compared with provision for credit losses of $54 million in the prior year. There were net recoveries of $9 million in the current quarter (0.03% net recovery rate), compared with net charge-offs of $40 million (0.16% net charge-off rate) in the prior year and $12 million (0.04% net charge-off rate) in the prior quarter. The allowance for loan losses to period-end loans retained was 2.20%, down from 2.56% in the prior year and 2.32% in the prior quarter. Nonaccrual loans were $917 million, down by $717 million, or 44%, from the prior year, largely due to commercial real estate repayments and loan sales; and were down $87 million, or 9%, from the prior quarter.

Noninterest expense was $591 million, an increase of $28 million, or 5%, from the prior year, reflecting higher headcount-related2 expense and regulatory deposit assessments.

JPMorgan Chase & Co.

News Release

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Return on equity was 28% on $9.5 billion of average allocated capital.

•	Overhead ratio was 35%, flat from the prior year.

•	Gross investment banking revenue (which is shared with the Investment Bank) was $384 million, down by $58 million, or 13%.

•	Record average loan balances were $118.4 billion, up by $16.6 billion, or 16%, from the prior year and $4.7 billion, or 4%, from the prior quarter.

•	Record end-of-period loan balances were $120.5 billion, up by $17.8 billion, or 17%, from the prior year and $4.6 billion, or 4%, from the prior quarter.

•	Average liability balances were $193.3 billion, up by $30.5 billion, or 19%, from the prior year and down by $6.9 billion, or 3%, from the prior quarter.

TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				1Q12		2Q11
($ millions)	2Q12	1Q12	2Q11	$O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,152	$2,014	$1,932	$138	7%	$220	11%
Provision for Credit Losses	8	2	(2)	6	300	10	NM
Noninterest Expense	1,491	1,473	1,453	18	1	38	3
Net Income	$ 463	$ 351	$ 333	$112	32%	$130	39%

Discussion of Results:

Net income was $463 million, an increase of $130 million, or 39%, from the prior year. Compared with the prior quarter, net income increased by $112 million, or 32%, driven by higher Global Corporate Bank credit allocation benefit and seasonal activity in securities lending and depositary receipts.

Net revenue was $2.2 billion, an increase of $220 million, or 11%, from the prior year. Treasury Services (“TS”) net revenue was $1.1 billion, an increase of $144 million, or 15%. The increase was primarily driven by higher deposit balances, higher trade finance loan volumes, and spreads. Worldwide Securities Services net revenue was $1.1 billion, an increase of $76 million, or 8%, compared with the prior year, driven by higher deposit balances.

TSS generated firmwide net revenue2 of $2.8 billion, including $1.7 billion by TS; of that amount, $1.1 billion was recorded in TS, $603 million in Commercial Banking, and $68 million in other lines of business. The remaining $1.1 billion of firmwide net revenue was recorded in Worldwide Securities Services.

Noninterest expense was $1.5 billion, an increase of $38 million, or 3%, from the prior year. The increase was driven by continued expansion into new markets.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Pretax margin[2] was 34%, compared with 27% in the prior year and prior quarter.

•	Return on equity was 25% on $7.5 billion of average allocated capital.

•	Average liability balances were $348.1 billion, up 15%.

•	Assets under custody were $17.7 trillion, up 4%.

•	End-of-period trade finance loans were $35.3 billion, up 28%.

•	International revenue was $1.2 billion, up 12%, and represented 55% of total revenue.

JPMorgan Chase & Co.

News Release

ASSET MANAGEMENT (AM)

Results for AM				1Q12		2Q11
($ millions)	2Q12	1Q12	2Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,364	$2,370	$2,537	($6)	—	($173)	(7)%
Provision for Credit Losses	34	19	12	15	79	22	183
Noninterest Expense	1,701	1,729	1,794	(28)	(2)	(93)	(5)
Net Income	$391	$386	$439	$5	1%	($48)	(11)%

Discussion of Results:

Net income was $391 million, a decrease of $48 million, or 11%, from the prior year. These results reflected lower net revenue and higher provision for credit losses, partially offset by lower noninterest expense.

Net revenue was $2.4 billion, a decrease of $173 million, or 7%, from the prior year. Noninterest revenue was $1.9 billion, down by $287 million, or 13%, primarily due to lower performance fees, lower valuations of seed capital investments and the effect of lower market levels, partially offset by net product inflows. Net interest income was $512 million, up by $114 million, or 29%, primarily due to higher deposit and loan balances.

Revenue from Private Banking was $1.3 billion, up 4% from the prior year. Revenue from Institutional was $537 million, down 23%. Revenue from Retail was $486 million, down 12%.

Assets under supervision were $2.0 trillion, an increase of $44 billion, or 2%, from the prior year. Assets under management were $1.3 trillion, an increase of $5 billion, as net inflows to long-term products were offset by the effect of lower market levels and net outflows from liquidity products. Custody, brokerage, administration and deposit balances were $621 billion, up by $39 billion, or 7%, due to custody and deposit inflows.

The provision for credit losses was $34 million, compared with $12 million in the prior year.

Noninterest expense was $1.7 billion, a decrease of $93 million, or 5%, from the prior year, due to the absence of non-client-related litigation expense and lower performance-based compensation.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Pretax margin[2] was 27%, down from 29%.

•

Assets under management reflected net inflows of $31 billion for the 12 months ended June 30, 2012. For the quarter, net outflows were $11 billion reflecting net outflows of $25 billion from liquidity products, largely offset by net inflows of $14 billion to long-term products. Net long-term product flows were positive for the thirteenth consecutive quarter.

•	Assets under management ranked in the top two quartiles for investment performance were 74% over 5 years, 72% over 3 years and 65% over 1 year.

•	Customer assets in 4 and 5 Star–rated funds were 43% of all rated mutual fund assets.

•	Assets under supervision were $2.0 trillion, up 2% from the prior year and down 2% from the prior quarter.

JPMorgan Chase & Co.

News Release

•	Average loans were $67.1 billion, up 37% from the prior year and 13% from the prior quarter.

•	End-of-period loans were $70.5 billion, up 36% from the prior year and 10% from the prior quarter.

•	Average deposits were $128.1 billion, up 31% from the prior year and flat to the prior quarter.

CORPORATE/PRIVATE EQUITY

Results for Corporate/Private Equity				1Q12		2Q11
($ millions)	2Q12	1Q12*	2Q11	$O(U)	O(U)%	$O(U)	O(U)%
Net Revenue	($2,609)	$1,029	$2,065	($3,638)	NM	($4,674)	NM
Provision for Credit Losses	(11)	(9)	(9)	(2)	(22)%	(2)	(22)%
Noninterest Expense	559	2,769	1,441	(2,210)	(80)	(882)	(61)
Net Income/(Loss)	($1,777)	($1,022)	$ 502	($755)	(74)%	($2,279)	NM

(*)	On July 13, 2012, JPMorgan Chase & Co. reported that it will be restating its previously-filed interim financial statements for the first quarter 2012. See note 3 on page 15.

Discussion of Results:

Net loss was $1.8 billion, compared with net income of $502 million in the prior year.

Private Equity reported net income of $197 million, compared with net income of $444 million in the prior year. Net revenue of $410 million was down from $796 million in the prior year, primarily due to lower gains on sales and lower net valuation gains on private investments, partially offset by higher mark-to-market gains on public securities. Noninterest expense was $102 million, unchanged from the prior year.

Treasury and CIO reported a net loss of $2.1 billion, compared with net income of $670 million in the prior year. Net revenue was a loss of $3.4 billion, compared with net revenue of $1.4 billion in the prior year. The current quarter loss reflected $4.4 billion of principal transactions losses from a portfolio held by CIO, partially offset by securities gains of $1.0 billion. Net interest income was negative $30 million, compared with $450 million in the prior year, reflecting lower portfolio yields and the impact of higher deposit balances across the Firm.

Other Corporate reported net income of $104 million, compared with a net loss of $612 million in the prior year. Noninterest revenue was $552 million including a $545 million gain reflecting the expected full recovery on a Bear Stearns-related first-loss note. Noninterest expense of $335 million was down $736 million compared with the prior year. The current quarter included $335 million of additional litigation expense. The prior year included $1.3 billion of additional litigation expense, which was predominantly for mortgage-related matters.

JPMorgan Chase & Co.

News Release

JPMORGAN CHASE (JPM)(*)

Results for JPM				1Q12		2Q11
($ millions)	2Q12	1Q12**	2Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$22,892	$26,757	$27,410	($3,865)	(14)%	($4,518)	(16)%
Provision for Credit Losses	214	726	1,810	(512)	(71)	(1,596)	(88)
Noninterest Expense	14,966	18,345	16,842	(3,379)	(18)	(1,876)	(11)
Net Income	$4,960	$4,924	$5,431	$36	1%	($471)	(9)%

(*)	Presented on a managed basis. See notes on page 13 for further explanation of managed basis. Net revenue on a U.S. GAAP basis totaled $22,180 million, $26,052 million, and $26,779 million for the second quarter of 2012, first quarter of 2012, and second quarter of 2011, respectively.

(**)	On July 13, 2012, JPMorgan Chase & Co reported that it will be restating its previously-filed interim financial statements for the first quarter 2012. See note 3 on page 15.

Discussion of Results:

Net income was $5.0 billion, down by $471 million, or 9%, from the prior year. The decrease in earnings was driven by lower net revenue, largely offset by lower noninterest expense and a lower provision for credit losses.

Net revenue was $22.9 billion, down by $4.5 billion, or 16%, compared with the prior year. Noninterest revenue was $11.6 billion, down by $3.9 billion, or 25%, from the prior year, due to $4.4 billion of principal transactions losses from a portfolio held by CIO and lower investment banking fees, partially offset by higher mortgage fees and related income. Net interest income was $11.3 billion, down by $616 million, or 5%, compared with the prior year, reflecting the impact of low interest rates, as well as lower trading asset balances, higher financing costs associated with mortgage-backed securities, and the runoff of higher-yielding loans, largely offset by lower other borrowing and deposit costs.

The provision for credit losses was $214 million, down $1.6 billion, or 88%, from the prior year. The total consumer provision for credit losses was $171 million, down $1.8 billion from the prior year. The decrease in the consumer provision reflected a $2.1 billion reduction of the related allowance for loan losses predominantly related to the mortgage and credit card portfolios as delinquency trends improved and estimated losses declined, and to a lesser extent, a refinement of our incremental loss estimates with respect to certain borrower assistance programs. Consumer net charge-offs1 were $2.3 billion, compared with $3.0 billion in the prior year, resulting in net charge-off rates of 2.51% and 3.25%, respectively. The wholesale provision for credit losses was $43 million compared with a benefit of $117 million. The current quarter provision primarily reflected loan growth and other portfolio activity. Wholesale net charge-offs were $9 million, compared with $80 million in the prior year, resulting in net charge-off rates of 0.01% and 0.14%, respectively. The Firm’s allowance for loan losses to end-of-period loans retained1 was 2.74%, compared with 3.83% in the prior year. The Firm’s nonperforming assets totaled $11.4 billion at June 30, 2012, down from the prior-year level of $13.4 billion and down from the prior-quarter level of $12.0 billion.

Noninterest expense was $15.0 billion, down $1.9 billion, or 11% from the prior year driven by lower noncompensation expense. The prior year noninterest expense included a total of $2.3 billion for additional litigation expense, predominantly for mortgage-related matters, and expense for the estimated costs of foreclosure-related matters.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Basel I Tier 1 common ratio[1] was 10.3% at June 30, 2012, compared with 10.3%[4] at March 31, 2012, and 10.1% at June 30, 2011.

•	Headcount was 262,882, an increase of 12,787, or 5%.

JPMorgan Chase & Co.

News Release

1. Notes on non-GAAP financial measures:

a. In addition to analyzing the Firm’s results on a reported basis, management reviews the Firm’s results and the results of the lines of business on a “managed” basis, which is a non-GAAP financial measure. The Firm’s definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business.

b. The ratio of the allowance for loan losses to end-of-period loans excludes the following: loans accounted for at fair value and loans held-for-sale; purchased credit-impaired (“PCI”) loans; and the allowance for loan losses related to PCI loans. Additionally, Real Estate Portfolios net charge-off rates exclude the impact of PCI loans. The allowance for loan losses related to the PCI portfolio totaled $5.7 billion, $5.7 billion and $4.9 billion at June 30, 2012, March 31, 2012, and June 30, 2011, respectively. In IB, the ratio for the allowance for loan losses to end-of-period loans is calculated excluding the impact of consolidation of Firm-administered multi-seller conduits effective on January 1, 2010, to provide a more meaningful assessment of the IB’s allowance coverage.

c. Tangible common equity (“TCE”) represents common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. Return on tangible common equity measures the Firm’s earnings as a percentage of TCE. In management’s view, these measures are meaningful to the Firm, as well as analysts and investors, in assessing the Firm’s use of equity, and in facilitating comparisons with peers.

d. The Basel I Tier 1 common ratio is Tier 1 common divided by risk-weighted assets. Tier 1 common is defined as Tier 1 capital less elements of Tier 1 capital not in the form of common equity, such as perpetual preferred stock, noncontrolling interests in subsidiaries, and trust preferred capital debt securities. Tier 1 common, a non-GAAP financial measure, is used by banking regulators, investors and analysts to assess and compare the quality and composition of the Firm’s capital with the capital of other financial services companies. The Firm uses Tier 1 common along with other capital measures to assess and monitor its capital position. On December 16, 2010, the Basel Committee issued the final version of the Basel Capital Accord, commonly referred to as “Basel III.” The Firm’s estimate of its Tier 1 common ratio under Basel III is a non-GAAP financial measure and reflects the Firm’s current understanding of the Basel III rules and the application of such rules to its businesses as currently conducted, and therefore excludes the impact of any changes the Firm may make in the future to its businesses as a result of implementing the Basel III rules. The Firm’s estimates of its Basel III Tier 1 common ratio will evolve over time as the Firm’s businesses change, and as a result of further rule-making on Basel III implementation from U.S. federal banking agencies. Management considers this estimate as a key measure to assess the Firm’s capital position in conjunction with its capital ratios under Basel I requirements, in order to enable management, investors and analysts to compare the Firm’s capital under the Basel III capital standards with similar estimates provided by other financial services companies. The Firm’s understanding of the Basel III rules is based on information currently published by the Basel Committee and U.S. federal banking agencies.

e. In Card Services & Auto, supplemental information is provided for Card Services, to provide more meaningful measures that enable comparability with prior periods. The net charge-off rate and 30+ day delinquency rate presented include loans held-for-sale.

2. Additional notes on financial measures:

a. Headcount-related expense includes salary and benefits (excluding performance-based incentives), and other noncompensation costs related to employees.

b. Treasury & Securities Services firmwide metrics include certain TSS product revenue and liability balances reported in other lines of business related to customers who are also customers of those other lines of business. In order to capture the firmwide impact of TSS products and revenue, management reviews firmwide metrics such as liability balances, revenue and overhead ratios in assessing financial performance for TSS. Firmwide metrics are necessary, in management’s view, in order to understand the aggregate TSS business.

JPMorgan Chase & Co.

News Release

c. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of their respective peers.

d. Credit card sales volume is presented excluding Commercial Card. Rankings and comparison of general purpose credit card sales volume are based on disclosures by peers and internal estimates. Rankings are as of 1Q12.

e. The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking, Card Services & Auto and Commercial Banking. The amount of credit provided to not-for-profit and government entities, including states, municipalities, hospitals and universities, represents that provided by the Investment Bank.

3. Financial restatement:

On July 13, 2012, JPMorgan Chase & Co. reported that it will be restating its previously-filed interim financial statements for first quarter 2012. The restatement will have the effect of reducing the Firm’s reported net income for first quarter 2012 by $459 million. The first quarter amounts in this release reflect the effects of such restatement. For further information, see the Company’s Current Report on Form 8-K dated July 13, 2012, which has been filed with the Securities and Exchange Commission and is available on the Company’s website (http://investor.shareholder.com/jpmorganchase) and on the Securities and Exchange Commission’s website (www.sec.gov).

JPMorgan Chase & Co.

News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.3 trillion and operations worldwide. The firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today at 7:30 a.m. (Eastern Time) to present second-quarter financial results and an update on CIO. The general public can access the call by dialing (866) 541-2724 or (877) 368-8360 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available at the Firm’s website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.

A replay of the conference call will be available beginning at approximately noon on July 13, 2012 through midnight, July 27, 2012 by telephone at (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID# 87040825. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2011, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, each of which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase & Co.’s website (http://investor.shareholder.com/jpmorganchase) and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share and ratio data)

	QUARTERLY TRENDS						SIX MONTHS ENDED JUNE 30,
					2Q12 Change				2012 Change
	2Q12		1Q12(i)	2Q11	1Q12	2Q11	2012	2011	2011
SELECTED INCOME STATEMENT DATA
Reported Basis
Total net revenue	$22,180		$26,052	$26,779	(15)%	(17)%	$48,232	$52,000	(7)%
Total noninterest expense	14,966		18,345	16,842	(18)	(11)	33,311	32,837	1
Pre-provision profit	7,214		7,707	9,937	(6)	(27)	14,921	19,163	(22)
Provision for credit losses	214		726	1,810	(71)	(88)	940	2,979	(68)
NET INCOME	4,960		4,924	5,431	1	(9)	9,884	10,986	(10)

Managed Basis (a)
Total net revenue	22,892		26,757	27,410	(14)	(16)	49,649	53,201	(7)
Total noninterest expense	14,966		18,345	16,842	(18)	(11)	33,311	32,837	1
Pre-provision profit	7,926		8,412	10,568	(6)	(25)	16,338	20,364	(20)
Provision for credit losses	214		726	1,810	(71)	(88)	940	2,979	(68)
NET INCOME	4,960		4,924	5,431	1	(9)	9,884	10,986	(10)

PER COMMON SHARE DATA
Basic earnings	1.22		1.20	1.28	2	(5)	2.41	2.57	(6)
Diluted earnings	1.21		1.19	1.27	2	(5)	2.41	2.55	(5)

Cash dividends declared (b)	0.30		0.30	0.25	—	20	0.60	0.50	20
Book value	48.40		47.48	44.77	2	8	48.40	44.77	8

Closing share price (c)	35.73		45.98	40.94	(22)	(13)	35.73	40.94	(13)
Market capitalization	135,661		175,737	160,083	(23)	(15)	135,661	160,083	(15)

COMMON SHARES OUTSTANDING
Average: Basic	3,808.9		3,818.8	3,958.4	—	(4)	3,813.9	3,970.0	(4)
Diluted	3,820.5		3,833.4	3,983.2	—	(4)	3,827.0	3,998.6	(4)
Common shares at period-end	3,796.8		3,822.0	3,910.2	(1)	(3)	3,796.8	3,910.2	(3)

FINANCIAL RATIOS (d)
Return on common equity (“ROE”)	11%		11%	12%			11%	13%
Return on tangible common equity (“ROTCE”) (e)	15		15	17			15	18
Return on assets (“ROA”)	0.88		0.88	0.99			0.88	1.03
Return on risk-weighted assets (f)	1.59	(h)	1.61	1.82			1.60	1.86

CAPITAL RATIOS
Tier 1 capital ratio	11.7	(h)	12.6	12.4
Total capital ratio	14.5	(h)	15.6	15.7
Tier 1 common capital ratio (g)	10.3	(h)	10.3	10.1

SELECTED BALANCE SHEET DATA (period-end)
Total assets	$2,290,146		$2,320,164	$2,246,764	(1)	2	$2,290,146	$2,246,764	2
Wholesale loans	302,820		290,866	248,823	4	22	302,820	248,823	22
Consumer, excluding credit card loans	300,046		304,770	315,390	(2)	(5)	300,046	315,390	(5)
Credit card loans	124,705		125,331	125,523	—	(1)	124,705	125,523	(1)

Total Loans	727,571		720,967	689,736	1	5	727,571	689,736	5
Deposits	1,115,886		1,128,512	1,048,685	(1)	6	1,115,886	1,048,685	6
Common stockholders’ equity	183,772		181,469	175,079	1	5	183,772	175,079	5
Total stockholders’ equity	191,572		189,269	182,879	1	5	191,572	182,879	5
Deposits-to-loans ratio	153%		157%	152%			153%	152%

Headcount	262,882		261,453	250,095	1	5	262,882	250,095	5

LINE OF BUSINESS NET INCOME/(LOSS)
Investment Bank	$1,913		$1,682	$2,057	14	(7)	$3,595	$4,427	(19)
Retail Financial Services	2,267		1,753	383	29	492	4,020	(16)	NM
Card Services & Auto	1,030		1,183	1,110	(13)	(7)	2,213	2,644	(16)
Commercial Banking	673		591	607	14	11	1,264	1,153	10
Treasury & Securities Services	463		351	333	32	39	814	649	25
Asset Management	391		386	439	1	(11)	777	905	(14)
Corporate/Private Equity	(1,777)		(1,022)	502	(74)	NM	(2,799)	1,224	NM

NET INCOME	$4,960		$4,924	$5,431	1	(9)	$9,884	$10,986	(10)

(a)	For further discussion of managed basis, see note (a) on page 14.

(b)	On March 13, 2012, the Board of Directors increased the Firm’s quarterly common stock dividend from $0.25 to $0.30 per share.

(c)	Share prices shown for JPMorgan Chase’s common stock are from the New York Stock Exchange. JPMorgan Chase’s common stock is also listed and traded on the London Stock Exchange and the Tokyo Stock Exchange.

(d)	Ratios are based upon annualized amounts.

(e)	ROTCE is a non-GAAP financial ratio, and it measures the Firm’s earnings as a percentage of tangible common equity. For further discussion of this ratio, see page 46.

(f)	Return on Basel I risk-weighted assets is the annualized earnings of the Firm divided by its average risk-weighted assets.

(g)	Basel I Tier 1 common capital ratio (“Tier 1 common ratio”) is Tier 1 common capital (“Tier 1 common”) divided by risk-weighted assets. The Firm uses Tier 1 common capital along with the other capital measures to assess and monitor its capital position. For further discussion of Tier 1 common capital ratio, see page 46.

(h)	Estimated.

(i)	On July 13, 2012, JPMorgan Chase & Co. reported that it will be restating its previously-filed interim financial statements for the first quarter 2012. See note 3 on page 15.